Exhibit 99.1
CONCHO RESOURCES INC. REPORTS FIRST QUARTER 2008 FINANCIAL AND OPERATING RESULTS
AND ANNOUNCES INCREASED 2008 CAPITAL BUDGET
MIDLAND, Texas, May 13, 2008 (Business Wire) — Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported first quarter 2008 financial and operating results. Highlights for the quarter ended March 31, 2008 include:
•	Production of 8.4 Bcfe, a 17% increase over the same period in 2007

•	Net income of $22.4 million, a 384% increase over the same period in 2007

•	Net cash provided by operating activities of $69.8 million, a 125% increase over the same period in 2007

•	EBITDAX[1] of $79.4 million, a 91% increase over the same period in 2007

1   For an explanation of how we calculate and use EBITDAX and a reconciliation of net income to EBITDAX, please see “Supplemental non-GAAP financial measures” below
For the three months ended March 31, 2008, Concho reported net income of $22.4 million, or $0.29 per diluted share, on revenue of $106.7 million, as compared to net income of $4.6 million, or $0.08 per diluted share, on revenue of $60.3 million for the three months ended March 31, 2007. EBITDAX increased to $79.4 million for the first quarter of 2008, as compared to $41.6 million for the same period of 2007.
Production for the first quarter of 2008 totaled 8.4 Bcfe (887 MBbls and 3.1 Bcf), an increase of 17% as compared to 7.2 Bcfe (709 MBbls and 3.0 Bcf) produced for the first quarter of 2007.
Timothy A. Leach, Concho’s Chairman and CEO commented, “during the first quarter we continued to focus our activity on our core Southeast New Mexico assets, and due to continued strong operational performance and higher than expected cash flow, we have significantly increased our 2008 capital budget. This increased budget, substantially all of which should be funded from internally generated cash flow based on current commodity price levels, will allow us to accelerate our activity level on our core assets and on some of our unconventional emerging plays.”
2008 Capital Budget Increase and Guidance Update
Concho’s Board of Directors approved a capital budget increase at its May 8th meeting. The new capital budget totals $318 million, a 27% increase over the Company’s original $250 million budget that was approved in November 2007. The new budget includes $261 million allocated to the Company’s core operating areas ($242 million on the Company’s New Mexico Shelf assets) and $57 million allocated to exploration, leasehold and geological & geophysical (“G&G”) expenditures. The expanded exploration, leasehold and G&G budget includes approximately $46 million for drilling (including increased activity in the North Dakota Bakken and in the Southeast New Mexico Wolfcamp oil plays) and $11 million for leasehold and G&G expenditures.
The Company’s previous guidance for 2008 production was a range of 35 — 37 Bcfe, and the Company now estimates that production will range between 37 — 39 Bcfe (approximately 62% crude oil) in 2008.

Additionally, the Company now estimates that due to the natural gas liquid content included in its natural gas stream, the realized price the Company expects to receive, excluding hedge effects, for its natural gas volumes will average 10 to 15 percent above the average NYMEX Henry Hub futures prices, instead of a 2 — 3 percent discount to such price.
Operations
For the quarter ended March 31, 2008, the Company drilled or participated in a total of 41 gross wells (27 operated), 21 of which had been completed as producers and 20 of which were in progress at March 31, 2008. In addition, the Company participated in 58 gross recompletions (52 operated), 48 of which had been completed as producers, 8 of which were in progress and 2 of which were dry holes at March 31, 2008.
New Mexico Shelf
For the quarter ended March 31, 2008, the Company drilled or participated in 31 gross wells (27 operated) and 56 gross recompletions (51 operated) on its New Mexico Shelf assets, with a 100% success rate on the 17 wells and 48 recompletions that had been completed by March 31, 2008.
During the quarter ended March 31, 2008, the Company operated 5 drilling rigs focused on the Yeso formation. As part of its 2008 budget increase, the Company will increase its drilling, deepening and re-stimulation programs on its New Mexico Shelf assets, including adding a 6th rig focused on Yeso drilling in early July. Additionally, the increased budget allows for 20 additional Blinebry deepenings and 15 additional Paddock re-stimulations in 2008. In total on its New Mexico Shelf Assets, the Company now plans to drill 132 wells (including 128 Yeso combination wells), deepen 39 existing Paddock wells to the Blinebry interval, and re-stimulate 63 existing Paddock wells in 2008.
Emerging Resource Plays
Southeast New Mexico
In the horizontal Wolfcamp oil play, the Company has completed its additional technical evaluation and has re-commenced its drilling activity. Currently, the Company plans to spend approximately $11 million to drill or participate in 6 gross (3 net) additional horizontal wells targeting Wolfcamp oil during 2008.
North Dakota Bakken
The Company currently plans to participate in as many as 29 gross (4 net) wells targeting the Bakken Shale in 2008, with associated capital of approximately $16 million.
Central Basin Platform
In this unconventional oil shale play, located primarily in Andrews County, Texas, the Company’s first well has reached total depth and is awaiting completion, which is expected to occur late in the second quarter or early in the third quarter of 2008.

Derivative Financial Instruments
For the quarter ended March 31, 2008, the Company’s total operating revenue was reduced by $7.5 million ($7.2 million of oil revenue and $0.3 million of natural gas revenue) as a result of derivatives accounted for as cash flow hedges. In addition, the Company recorded a pre-tax loss on derivatives not classified as hedges of $17.2 million, of which $4.0 million was paid in cash during the quarter.
In March 2008, the Company entered into two crude oil price swaps to cover additional oil volumes in 2008 and 2009. The contracts cover 1,400 Bbls per day for the remainder of 2008 (April through December) at a fixed price of $99.25 per Bbl, and 800 Bbls per day for calendar year 2009 at a fixed price of $98.35 per Bbl. In addition, the Company entered into a natural gas swap covering a portion of its estimated natural gas production for calendar year 2009; the contract is for 5,000 MMBtu per day with a fixed price of $8.44, at the pricing index (El Paso Permian) on which this gas is sold. The Company has not designated any of these derivative instruments as cash flow hedges; therefore, mark-to-market adjustments related to these derivative instruments are recorded each period to (Gain)Loss on derivatives not designated as hedges. A summary of the Company’s derivative financial instruments is included in a table at the end of this press release.
Conference Call Information
The Company will host a conference call on Wednesday, May 14, 2008 at 10:00 a.m. Central Time to discuss first quarter 2008 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing (866) 383-8108 (passcode: 70866558). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 87329719).
Forward-Looking Statements and Cautionary Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute our business plan, our ability to replace reserves and efficiently develop and exploit our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company’s conventional operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of unconventional emerging resource plays.

Concho Resources Inc. and subsidiaries
Consolidated balance sheets
Unaudited

	March 31,	December 31,
(in thousands, except share and per share data)	2008	2007

Assets
Current assets:
Cash and cash equivalents	$15,692	$30,424
Accounts receivable:
Oil and gas	41,960	36,735
Joint operations and other	16,047	21,183
Assets held for sale	—	256
Derivative instruments	—	1,866
Deferred income taxes	17,797	13,502
Inventory	1,611	1,459
Prepaid insurance and other	2,734	4,017

Total current assets	95,841	109,442

Property and equipment, at cost:
Oil and gas properties, successful efforts method	1,607,587	1,555,018
Accumulated depletion and depreciation	(188,051)	(167,109)

Total oil and gas properties, net	1,419,536	1,387,909
Other property and equipment, net	9,404	7,085

Total property and equipment, net	1,428,940	1,394,994

Deferred loan costs, net	3,113	3,426
Other assets	434	367

Total assets	$1,528,328	$1,508,229

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable:
Trade	$4,295	$14,222
Related parties	427	2,119
Other current liabilities:
Bank overdrafts	2,743	5,651
Revenue payable	17,856	14,494
Accrued drilling costs	41,614	39,276
Accrued interest	567	1,590
Other accrued liabilities	13,397	11,935
Derivative instruments	45,540	36,414
Income taxes payable	29	29
Current portion of long-term debt	2,000	2,000
Current asset retirement obligations	1,165	912

Total current liabilities	129,633	128,642

Long-term debt	298,928	325,404
Noncurrent derivative instruments	11,607	10,517
Deferred income taxes	278,083	259,070
Asset retirement obligations and other long-term liabilities	8,309	9,198
Commitments and contingencies
Stockholders’ equity:
6% Series A preferred stock, $0.01 par value; 30,000,000 shares authorized; and zero shares issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Preferred stock, $0.001 par value; 10,000,000 shares authorized; and zero shares issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Common stock, $0.001 par value; 300,000,000 authorized; 75,973,689 and 75,832,310 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	76	76
Additional paid-in capital	755,510	752,380
Notes receivable from employees	—	(330)
Retained earnings	59,832	37,467
Accumulated other comprehensive income (loss)	(13,650)	(14,195)

Total stockholders’ equity	801,768	775,398

Total liabilities and stockholders’ equity	$1,528,328	$1,508,229

Concho Resources Inc. and subsidiaries
Consolidated statements of operations
Unaudited

	Three months ended
	March 31,
(in thousands, except per share amounts)	2008	2007

Operating revenues:
Oil sales	$75,818	$39,371
Natural gas sales	30,893	20,975

Total operating revenues	106,711	60,346
Operating costs and expenses:
Oil and gas production	7,817	7,259
Oil and gas production taxes	9,078	4,687
Exploration and abandonments	2,741	441
Depreciation and depletion	21,284	19,424
Accretion of discount on asset retirement obligations	153	113
Impairments of proved oil and gas properties	16	1,113
Contract drilling fees — stacked rigs	—	3,354
General and administrative (including non-cash stock-based compensation of $1,299 and $825 for the three months ended March 31, 2008 and 2007, respectively)	7,680	4,292
Ineffective portion of cash flow hedges	(564)	1,255
Loss on derivatives not designated as hedges	17,178	—

Total operating costs and expenses	65,383	41,938

Income from operations	41,328	18,408

Other income (expense):
Interest expense	(5,615)	(10,675)
Other, net	1,020	265

Total other expense	(4,595)	(10,410)

Income before income taxes	36,733	7,998
Income tax expense	(14,368)	(3,375)

Net income	22,365	4,623
Preferred stock dividends	—	(34)

Net income applicable to common shareholders	$22,365	$4,589

Basic earnings per share:
Net income per share	$0.30	$0.08

Weighted average shares used in basic earnings per share	75,473	54,936

Diluted earnings per share:
Net income per share	$0.29	$0.08

Weighted average shares used in diluted earnings per share	76,886	58,840

Concho Resources Inc. and subsidiaries
Consolidated statements of operations
Unaudited

	Three months ended
	March 31,
(in thousands)	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,365	$4,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	21,284	19,424
Impairments of proved oil and gas properties	16	1,113
Accretion of discount on asset retirement obligations	153	113
Exploration expense, including dry holes	848	30
Non-cash compensation expense	1,299	825
Gas imbalances	(4)	83
Deferred rent liability	4	(7)
Deferred income taxes	14,368	2,750
Interest accrued on employee notes	(3)	(170)
Amortization of deferred loan costs	313	1,510
Amortization of discount on long-term debt	24	—
Gain on sale of property and equipment	(777)	—
Ineffective portion of cash flow hedges	(564)	1,255
Loss on derivatives not designated as hedges	17,178	—
Dedesignated cash flow hedges reclassed from AOCI	296	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(281)	10,407
Prepaid insurance and other	1,697	(605)
Excess tax benefit from stock-based compensation	(593)	—
Accounts payable	(11,619)	(9,554)
Revenue payable	3,362	1,424
Accrued liabilities	1,462	(27)
Accrued interest	(1,023)	(2,770)
Income taxes payable	—	625

Net cash provided by operating activities	69,805	31,049

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and gas properties	(51,537)	(36,564)
Additions to other property and equipment	(2,803)	—
Proceeds from the sale of oil and gas properties	1,034	—
Settlements paid on derivatives not designated as hedges	(3,987)	—

Net cash used in investing activities	(57,293)	(36,564)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	252,900
Payments of long-term debt	(26,500)	(243,400)
Exercise of incentive plan stock options	1,238	—
Excess tax benefit from stock-based compensation	593	—
Payments of preferred stock dividends	—	(34)
Proceeds from repayment of officer and employee notes	333	—
Payments for loan origination costs	—	(2,500)
Bank overdrafts	(2,908)	—

Net cash provided by (used in) financing activities	(27,244)	6,966

Net increase (decrease) in cash and cash equivalents	(14,732)	1,451
BEGINNING CASH AND CASH EQUIVALENTS	30,424	1,122

ENDING CASH AND CASH EQUIVALENTS	$15,692	$2,573

SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $475 and $696 capitalized interest	$5,753	$12,603

Cash paid for income taxes	$—	$—

Concho Resources Inc. and subsidiaries
Summary production and price data
The following table presents selected financial and operating information of Concho Resources Inc. for the three months ended March 31, 2008 and 2007:

	Three months ended
	March 31,
	2008	2007
(in thousands, except price data)	(unaudited)

Oil sales	$75,818	$39,371
Natural gas sales	30,893	20,975

Total operating revenues	106,711	60,346
Operating costs and expenses	48,205	41,938
Loss on derivatives not designated as hedges	17,178	—
Interest, net and other revenue	4,595	10,410

Income before income taxes	36,733	7,998
Income tax expense	(14,368)	(3,375)

Net income	$22,365	$4,623

Production volumes:
Oil (MBbl)	887	709
Natural gas (MMcf)	3,105	2,952
Natural gas equivalent (MMcfe)	8,427	7,206
Average prices:
Oil, without hedges ($/Bbl)	$93.60	$54.09
Oil, with hedges ($/Bbl)	$85.48	$55.54
Natural gas, without hedges ($/Mcf)	$10.05	$7.06
Natural gas, with hedges ($/Mcf)	$9.95	$7.10
Natural gas equivalent, without hedges ($/Mcfe)	$13.55	$8.21
Natural gas equivalent, with hedges ($/Mcfe)	$12.66	$8.37

Bbl — Barrel
MBbl — Thousand Barrels
Mcf — Thousand cubic feet
MMcf — Million cubic feet
Mcfe — Thousand cubic feet of natural gas equivalent (computed on an energy equivalent basis of one Bbl equals six Mcf)
MMcfe — Million cubic feet of natural gas equivalent (computed on an energy equivalent basis of one Bbl equals six Mcf)

Supplemental non-GAAP financial measures
EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.
We define EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation & depletion expense, (3) accretion expense, (4) impairments of proved oil and gas properties, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, the amortization of related debt issuance costs and other financing costs, net of capitalized interest, and (8) federal and state income taxes, less other ancillary income including interest income, gathering income and rental income. EBITDAX is not a measure of net income or cash flow as determined by GAAP.
Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.
The following table provides a reconciliation of net income to EBITDAX:

	Three months ended
	March 31,
	2008	2007
Net income	$22,365	$4,623
Exploration and abandonments	2,741	441
Depreciation and depletion	21,284	19,424
Accretion of discount on asset retirement obligations	153	113
Impairments of proved oil and gas properties	16	1,113
Non-cash stock-based compensation	1,299	825
Ineffective portion of cash flow hedges	(564)	1,255
Unrealized loss on derivatives not designated as hedges	13,191	—
Interest expense	5,615	10,675
Other, net	(1,020)	(265)
Income tax expense	14,368	3,375

EBITDAX	$79,448	$41,579

Concho Resources Inc. and subsidiaries

Derivatives information as of March 31, 2008
The table below provides the volumes and related data associated with our oil and natural gas derivatives as of March 31, 2008. The counterparties in our derivative instruments are Bank of America, N.A., BNP Paribas, Citibank, N.A., and JPMorgan Chase Bank, N.A.

	Fair Market Value	Aggregate
	Asset / (Liability)	remaining	Daily	Index		Contract
	(in thousands)	volume	volume	price		period

Cash flow hedges:
Crude oil (volumes in Bbls):
Price swap	$(22,779)	715,000	2,600	$67.50	(a)	4/1/08 - 12/31/08
Cash flow hedges dedesignated:
Natural gas (volumes in MMBtus):
Price collar	(4,767)	3,712,500	13,500	$6.50-$9.35	(b)	4/1/08 - 12/31/08
Derivatives not designated as cash flow hedges:
Crude oil (volumes in Bbls):
Price swap	(13,118)	935,000	3,400	$85.44	(a) (c)	4/1/08 - 12/31/08
Price swap	(15,819)	1,022,000	2,800	$80.13	(a) (c)	1/1/09 - 12/31/09
Natural gas (volumes in MMBtus):
Price swap	(610)	1,825,000	5,000	$8.44	(b)	1/1/09 - 12/31/09

Net liability	$(57,093)

(a)	The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index price for the natural gas price collar is based on the Inside FERC-El Paso Permian Basin first-of-the-month spot price.

(c)	Amounts disclosed represent weighted average prices.
Contact:
Concho Resources Inc.
Jack Harper (432) 683-7443
Vice President – Capital Markets and Business Development